Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Announces CEO Transition Plans

•	Earl Hesterberg to retire at year end

•	Daryl Kenningham, current President of US Operations, appointed to Board of Directors and as President and Chief Operating Officer of Group 1 immediately; will assume CEO role on January 1, 2023.

HOUSTON, TX, August 24, 2022—Group 1 Automotive, Inc. (NYSE:GPI) (“Group 1” or the “Company”), an international, Fortune 300 automotive retailer with 204 dealerships located in the U.S. and U.K., today announced that Earl J. Hesterberg, President and Chief Executive Officer will retire as CEO and from the Board of Directors, effective December 31, 2022. Long-tenured Group 1 executive Daryl Kenningham, currently President of U.S. Operations, has been appointed as President and Chief Operating Officer and a member of the Board of Directors, effective immediately, and will succeed Hesterberg as CEO effective January 1, 2023, upon Mr. Hesterberg’s retirement.

“On behalf of the Board of Directors and the Group 1 employees, we are deeply grateful for Earl’s many years of exceptional leadership and strategic vision,” said Steve Quinn, Chairman of Group 1’s Board of Directors. “As a highly respected international automotive executive, Earl utilized his relationships to expand the Company’s U.S. operations and build a significant U.K. business, increasing aggregate Company revenues threefold. His passion for our core values – integrity, transparency, professionalism, teamwork and respect – promotes an invigorating workplace for our associates and drives our commitment to excellent customer service.”

“The Board and I are delighted to announce Daryl as Group 1’s next CEO,” added Quinn. “Over the course of his career, Daryl has developed strong relationships with the automotive manufacturers. He is a proven, strategic operating executive with extensive automotive experience and a deep knowledge of Group 1. His business acumen and experience in the implementation of applied technology are what we need in this fast changing, dynamic marketplace. He has placed great emphasis on all aspects of ESG, and in particular has become a champion in the area of diversity, equity and inclusion.”

Hesterberg added “Now is the perfect time to transition to a new generation of leadership at our Company. Daryl’s performance throughout his career has been exemplary, and he has driven our U.S. business to record levels. Although I will sorely miss the wonderful people at Group 1, this transition will be seamless and our Company could not be in better hands.”

Hesterberg joined Group 1 in April 2005 after a 30-year career with several automotive manufacturers including Ford and Nissan. Kenningham joined Group 1 in 2011 as a Regional Vice President and continually expanded his areas of responsibility since that time to include all of Group 1’s U.S. operations as well as many key Company support functions such as marketing, facilities and information technology.

Regarding his appointment as CEO, Kenningham commented, “I am honored and excited to embark on this new role. I thank Earl for his outstanding leadership and the Board for their confidence, guidance and support. We have an outstanding team at Group 1, and I am energized to work alongside them to chart our path forward for the benefit of our employees, customers, communities and stakeholders during this exciting and dynamic time in our industry.”

ABOUT DARYL KENNINGHAM

Mr. Kenningham joined Group 1 in 2011 as Regional Vice President. He has over 30 years of automotive industry experience. He previously served as Chief Operating Officer at Ascent Automotive. From 1998 to 2011, he served in senior executive roles at Gulf States Toyota, including Senior Vice President of Gulf States Toyota, President of Gulf States Financial Services, and as President at USA Logistics (previously known as Gulf States Transportation).  He began his career at Nissan Motor Corporation in 1988.

ABOUT EARL HESTERBERG

Mr. Hesterberg has served as Chief Executive Officer and President of Group 1 since 2005. He previously served as Group Vice President for Marketing, Sales, and Service for Ford North America and prior to that held the same position for Ford of Europe, in Cologne, Germany. He also served as President and CEO of Gulf States Toyota and held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in the U.S. and Nissan Europe, both of which are wholly owned by Nissan Motor Co., Ltd. Hesterberg is a board member of the Greater Houston Partnership.

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 204 automotive dealerships, 273 franchises, and 47 collision centers in the United States and the United Kingdom that offer 35 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, www.facebook.com/group1auto, and www.twitter.com/group1auto.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events, including statements regarding the planned CEO transition, and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our goals, plans, results of operations and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “foresee,” “may” or “will” and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Jason Babbitt

Vice President, Treasurer

Group 1 Automotive, Inc.

jbabbitt@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223

cwoods@piercom.com